Exhibit 10.3

MASTER DISTRIBUTION AGREEMENT

BETWEEN

AFFIRMATIVE INSURANCE HOLDINGS, INC.

AND

CONFIE SEGUROS HOLDING II CO.

SEPTEMBER 30, 2013

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT. PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED HAVE BEEN MARKED WITH THREE ASTERISKS [***] AND A FOOTNOTE INDICATING “CONFIDENTIAL TREATMENT REQUESTED”. MATERIAL OMITTED HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

TABLE OF CONTENTS

1.	PRODUCER AGREEMENTS		1

	1.1	Representatives of the Insured	1
	1.2	Territories	2
	1.3	Electronic Carrier Portal	2
	1.4	Producer Agreements	2
	1.5	Systems Interfaces/Reports	2

2.	PRODUCER SUBSIDIARY OBLIGATIONS		3

	2.1	No-Shop Agreement	3
	2.2	Alabama Store Continuity	3
	2.3	Alabama Production Continuity	3

3.	INSURER OBLIGATIONS		5

	3.1	Competitive Product Offerings	5
	3.2	Insurer Obligations	5

4.	PREMIUM FINANCE		5

	4.1	Products	5
	4.2	Non-Discrimination	6
	4.3	Profit-Share	6

5.	TERM AND TERMINATION		8

	5.1	Term	8
	5.2	Termination	8
	5.3	Survival	8

6.	DISPUTE RESOLUTION		9

	6.1	Informal Mediation	9
	6.2	Binding Arbitration	9

7.	LIMITATION ON LIABILITY		10

8.	MISCELLANEOUS		10

	8.1	Notices	10
	8.2	Entire Agreement	11
	8.3	Expenses	11
	8.4	Amendment; Waiver	12
	8.5	Binding Effect; Assignment	12
	8.6	Counterparts	12
	8.7	Interpretation; Exhibits	12
	8.8	Governing Law; Interpretation	12
	8.9	Specific Performance	12
	8.10	Arm’s Length Negotiations; Drafting	13
	8.11	Confidentiality; Publicity	13
	8.12	Force Majeure	13

MASTER DISTRIBUTION AGREEMENT

This Master Distribution Agreement (this “Agreement”), is dated September 30, 2013 (the “Effective Date”), and is between CONFIE SEGUROS HOLDING II CO., a Delaware Corporation (“Producer Parent” or “Producer”), and AFFIRMATIVE INSURANCE HOLDINGS, INC., a Delaware corporation (the “Insurer”). Producer Parent and Insurer are referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, Producer Parent and Insurer are among the parties to that certain Stock and Asset Purchase Agreement dated September 16, 2013 (the “Purchase Agreement”).

WHEREAS, pursuant to the Purchase Agreement, Producer Parent, through its subsidiary, Confie Insurance Group, Inc., a Delaware corporation (“Buyer”), shall contemporaneously herewith purchase Insurer’s Retail Business (this and other capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement) through (i) the purchase of (A) all of the issued and outstanding equity interests of the Retail Entities and (B) certain other assets, and (ii) the assumption of certain liabilities and obligations (collectively, the “Transactions”). Each of the Retail Entities, Buyer, each of the Retail Subsidiaries, and each of their Affiliates mutually agreed by the Parties are referred to herein individually as a “Producer Subsidiary” and collectively as the “Producer Subsidiaries”.

WHEREAS, the Insurer owns or controls various subsidiaries (the “Insurance Subsidiaries”) which are licensed to engage in an insurance business providing various lines of insurance coverage to consumers. Insurer and each of the Insurance Subsidiaries are referred to herein individually as an “Insurance Company” and collectively as the “Insurance Companies”.

WHEREAS, the Insurer owns or controls various subsidiaries (the “Premium Finance Subsidiaries”) which are engaged in the business of financing insurance premiums for consumers.

WHEREAS, the Parties desire to have the Insurance Companies act as insurance markets for the Producer Subsidiaries and for the Premium Finance Subsidiaries to finance premiums written by the Producer Subsidiaries for a period of time and under the terms and conditions more specifically set forth herein.

Now, therefore, in consideration of the closing of the Transactions and the representations, warranties, and covenants herein contained, the Parties, intending to become legally bound, agree as follows:

ARTICLE 1

Producer Agreements.

1.1 Representatives of the Insured. It is the intent of the Parties that the Producer Subsidiaries shall at all times act as representatives of the insured, and they shall not act as agents of the Insurance Companies. Nothing in this Agreement shall be construed to permit the Producer Subsidiaries to act as a representative or agent of the Insurance Companies.

1.2 Territories. Effective as of the Closing Date, Insurer shall, and shall cause the Insurance Subsidiaries to, appoint the appropriate Producer Subsidiaries as authorized producers or the equivalent, approved to solicit, procure, receive and accept proposals of insurance in each of the following territories:

1.2.1 Alabama

1.2.2 Illinois

1.2.3 Indiana

1.2.4 Louisiana

1.2.5 Missouri

1.2.6 Texas

1.3 Electronic Carrier Portal. Producer Parent shall, and shall cause the Producer Subsidiaries to, use commercially reasonable best efforts to develop and implement an electronic carrier portal which will be used to upload policy documentation.

1.4 Producer Agreements. Contemporaneously with the appointments contemplated by this Agreement, each Producer Subsidiary and Insurance Company (or its general agent), as set forth in Exhibit A attached hereto, shall enter into an agreement (each a “Producer Agreement”, the form of which is attached hereto as Exhibit B), authorizing the Producer Subsidiaries to place insurance with the Insurance Companies.

1.5 Commissions. Commissions shall be paid on Gross Written Premiums and be in the amounts set forth on Exhibit C for so long as this Agreement is in effect. Producer Subsidiary shall be entitled to contingent commissions for policies written in Alabama in the amounts set forth on Exhibit C.

1.6 Systems Interfaces/Reports. Neither Producer Subsidiary nor Insurance Company shall be restricted from changing or modifying any of their respective systems, systems interfaces or computer or software platforms; provided, however, that prior to implementing any change or modification that materially affects the interface between Producer Subsidiary and Insurance Company’s systems, the Party seeking to implement the change or modification shall: (i) provide advance written notice to the other Party of such change, not less than ninety (90) days prior to the change; and (ii) agree to maintain the current interface until the earlier of (A) the date that the non-changing Party is able to migrate or modify its own system to work with the changed system; or (B) one (1) year following implementation of the change or modification.

ARTICLE 2

Producer Subsidiary Obligations.

2.1 No-Shop Agreement. During the “Restricted Period” (as defined below), Producer Subsidiaries shall not, on their own initiative, transfer, shop, sell, solicit, or move the renewals of any of Insurance Company’s policies in-force on the Closing Date to another insurance carrier or underwriter of insurance policies. The “Restricted Period” means: (i) for the States of Alabama and Louisiana, the period that any Producer Agreement is in effect for such states; and (ii) for all states other than Alabama and Louisiana, the term of this Agreement. In addition, during the five (5) year period beginning on the Closing Date, Producer Subsidiaries shall not, on their own initiative, transfer, shop, sell, solicit, or move the renewals of any of Insurance Company’s policies in-force on the Closing Date to another insurance carrier or underwriter of insurance policies that is an Affiliate of Producer Parent. In no instance shall anything in this provision be construed to prevent or inhibit Producer Subsidiary from either: (i) honoring an unsolicited customer request to terminate the customer’s policy with the Insurance Company and to purchase a policy with another insurance carrier; (ii) actively seeking an alternative insurer for an individual insured in the event the Insurance Company takes a pricing action which raises that insured’s premium by ten percent (10%) or more; or (iii) actively seeking an alternative insurer in the event that any of the Insurance Subsidiaries become insolvent, impaired, or otherwise unable to completely honor their obligations to an insured.

2.2 Alabama Store Continuity. During the term of this Agreement, neither the Producer nor any Producer Subsidiary shall close any retail store in the State of Alabama in existence on the Closing Date without first providing at least thirty (30) days advance written notice of its intention to close such store to Insurer and obtaining Insurer’s written consent to such closure, which consent shall not be unreasonably withheld, conditioned or delayed.

2.3 Alabama Production Continuity. If, during the term of this Agreement, any of the Producer Subsidiaries is appointed by a third party insurance carrier to offer personal lines automobile insurance policies in the State of Alabama (a “Third Party Appointment”), then the following provisions shall apply:

2.3.1 Notice. Producer Subsidiaries shall provide no less than thirty (30) days advance written notice of the effective date of such appointment to Insurer; and

2.3.2 Volume Consistency. Producer shall, and shall cause the Producer Subsidiaries, to exercise commercially reasonable best efforts to preserve the volume of business that the Producer Subsidiaries place with the Insurance Companies in the State of Alabama following a Third Party Appointment. For each twelve (12) month period following the date of a Third Party Appointment (each such period being a “Distribution Year”), Producer Subsidiaries shall use their commercially reasonable best efforts to place with Insurance Companies an amount of Gross Written Premium that is equal to or greater than the applicable Alabama Reference Premium. The “Alabama Reference Premium” for each applicable period is as set forth on Exhibit D to this Agreement. The first Distribution Year shall be the twelve (12) month period immediately following and commencing on the date of the first Third Party Appointment. Successive Distribution Years shall be the successive twelve (12) month periods following the end of the first Distribution Year. Should this Agreement and the Parties’ obligations hereunder expire at any time other than the end of a Distribution Year, the applicable Alabama Reference Premium shall be pro-rated for the quarter in which this Agreement terminates.

2.3.2.1 Credits towards Alabama Reference Premium. In the event that Producer Subsidiaries place with the Insurance Companies an amount of Gross Written Premium that is less than the Alabama Reference Premium during a Distribution Year, and the Producer Subsidiaries believe such shortfall is due to: (i) Insurance Companies’ appointment of new independent agents, brokers or producers; (ii) a catastrophic event; or (iii) a relevant adverse deterioration in insurance market conditions in Alabama beyond the Producer Subsidiaries’ or the Insurance Companies’ control, Producer Parent and Insurer shall mutually agree upon a credit to count towards the Alabama Reference Premium for the Distribution Year.

2.3.2.2 True-Up. Within thirty (30) days following the end of each Distribution Year, the Producer Subsidiaries’ Gross Written Premium in Alabama shall be determined and compared with the applicable Alabama Reference Premium. In the event that Producer Subsidiaries place with the Insurance Companies an amount of Gross Written Premium that is less than the applicable Alabama Reference Premium after giving effect to any mutually-agreed credits towards the applicable Alabama Reference Premium (such difference, the “Shortfall”), then Producer shall pay Insurer or its designee an amount equal to ***%1 of the Shortfall, subject to the limitations set forth in Section 2.3.2.3 (the “Make-Whole Payment”). The Insurance Companies shall determine the Shortfall and calculate the Make-Whole Payment, and they shall provide such calculations to the Producer within thirty (30) days of the end of the Distribution Year. Upon receiving such calculations, the Producer shall either agree with the calculations or provide its own responsive calculations within fourteen (14) days of receipt of the calculations from the Insurance Companies. In the event the Parties cannot reach agreement, they shall invoke the dispute resolution provisions in Section 6, and interest shall accrue at a rate equal to the federal funds rate in-force on the date the Producer receives the Insurance Companies’ calculation of the Make-Whole Payment plus 100 basis points per annum on any amount owed and unpaid accruing from the date Producer receives the Insurance Companies’ calculation. Producer shall submit payment to Insurer or its designee within fourteen (14) days of reaching agreement on the Make Whole Payment or resolution of the dispute with respect thereto as provided in Section 6.

2.3.2.3 Payment and Limitations. In no event shall a Make–Whole Payment exceed the then remaining unpaid portion of the maximum Contingent Amount payable under the Purchase Agreement. Moreover, any Make–Whole Payment made under this Agreement shall serve to reduce the maximum Contingent Amount payable under the Purchase Agreement on a dollar for dollar basis. For the avoidance of doubt, the Parties acknowledge that the maximum Contingent Amount payable under the Purchase Agreement is $20,000,000 (including Make–Whole Payments). By way of example only, if the aggregate Contingent Amount paid under the Purchase Agreement through the date that a Make–Whole Payment under this Agreement becomes due is $15,000,000 (including prior Make–Whole Payments), and the current Make–Whole Payment is finally determined to be $7,000,000, then such Make–Whole Payment shall be limited to $5,000,000 and the obligation to make any future Make–Whole Payments shall terminate.

[1]	CONFIDENTIAL TREATMENT REQUESTED

ARTICLE 3

Insurer Obligations.

3.1 Competitive Product Offerings. During the term of this Agreement, Insurer agrees, and shall cause the Insurance Subsidiaries, to exercise their commercially reasonable best efforts to provide competitive products. For the purposes of this Agreement, “competitive products” shall mean for each applicable state, a policy offering that contains liability coverage consistent with the minimum requirements of the state with optional physical damage coverage, which is not considered excessive, inadequate, or unfairly discriminatory under the laws and regulations of the applicable state.

3.2 Insurer Obligations. During the term of this Agreement, Insurer agrees, on its own behalf and on behalf of the Insurance Subsidiaries, to the following obligations applicable to business in the States of Alabama and Louisiana:

3.2.1 Capacity and Distribution. Insurer shall, and shall cause the Insurance Subsidiaries to, provide sufficient capacity to Producer Subsidiaries to enable Producer Subsidiaries to place as much Qualifying Business as Producer Subsidiaries generate, and not seek to withdraw from any market where Producer Subsidiaries write policies. “Qualifying Business” means automobile insurance for customers that satisfy the Insurer’s underwriting and other requirements in place on the Closing Date.

3.2.2 Fees. Insurer shall not, and shall cause the Insurance Subsidiaries to not:

3.2.2.1 Increase the amount of its policy fees for Qualifying Business.

3.2.2.2 Require Producer Subsidiaries to modify the manner in which it collects or remits policy fees for Qualifying Business to Insurer.

3.2.3 Rates. ***2

ARTICLE 5

Premium Finance.

4.1 Products. During the term of this Agreement, for business being placed with the Insurance Companies, the Premium Finance Subsidiaries shall only offer those financing products which are offered by the Premium Finance Subsidiaries as of the Closing Date. ***.3 For so long as any of the Producer Subsidiaries is a party to a Producer Agreement with any of the Insurance Companies with respect to Alabama or Louisiana, the Insurance Companies will permit the Producer Subsidiaries or any of their Affiliates to provide premium financing services to customers for the purchase of the Insurance Companies’ insurance policies in Alabama and/or Louisiana, as applicable.

[2]	CONFIDENTIAL TREATMENT REQUESTED.
[3]	CONFIDENTIAL TREATMENT REQUESTED.

4.2 Non-Discrimination. During the term of this Agreement, the Premium Finance Subsidiaries shall provide premium financing services for customers of Insurance Companies’ independent agents in Alabama and Louisiana writing policies on Insurer’s paper. Such premium financing capability shall be provided on identical terms, conditions and fees, and with similar levels of service, to the premium financing capability provided to Producer Subsidiaries and their customers.

4.3 Profit-Share. Producer Parent shall pay Insurer fifty percent (50%) of the amount by which Independent Agent Net Profits (as defined on Exhibit E to this Agreement) for the relevant Measurement Period exceeds Independent Net Agent Profits for the corresponding Prior Period. Independent Agent Net Profits for each month and the Prior Period shall be determined as set forth on Exhibit E.

Measurement Period	Prior Period
Period beginning on the Effective Date and ending on the earlier of (i) month end in which the Termination Date occurs or (ii) 12/31/13 (“2013 Measurement Period”).	Period beginning June 30, 2012 and ending on the end of the month in 2012 corresponding to the month in which the 2013 Measurement Period ends.

Period beginning on January 1, 2014 and ending on the earlier of (i) the month end in which the Termination Date occurs or (ii) 12/31/14 (“2014 Measurement Period”).	Period beginning January 1, 2012 and ending on the end of the month in 2012 corresponding to the month in which the 2014 Measurement Period ends.

Period beginning on the January 1, 2015 and ending on the earlier of (i) the month end in which the Termination Date occurs or (ii) 12/31/15 (“2015 Measurement Period”).	Period beginning January 1, 2012 and ending on the end of the month in 2012 corresponding to the month in which the 2015 Measurement Period ends.

Within thirty (30) days after the end of each quarter of the term of this Agreement, Producer Parent shall make a payment to Insurer equal to fifty percent (50%) of its good faith estimate of the difference between (x) the amount by which the cumulative Independent Agent Net Profits for the portion of the Measurement Period then elapsed exceed the cumulative Independent Agent Net Profits for the corresponding months of the Prior Period less (y) amounts previously paid in respect of such Measurement Period.

Within forty-five (45) days after the end of each Measurement Period, Producer Parent shall prepare and deliver to Insurer (i) a statement setting forth Producer Parent’s good faith calculation of (A) the Independent Agent Net Profits for the Measurement Period, (B) amount due to Insurer for such Measurement Period, (C) amounts previously paid to Insurer in respect of such Measurement Period, and (D) based on the amounts set forth in clauses (A), (B) and (C), the final payment due to (of from) Insurer for such Measurement Period (the “Profit Statement”) and (ii) all records and work papers necessary to compute and verify the information set forth in the Profit Statement. After delivery of the Profit Statement, Insurer and its accountants shall be permitted to make inquiries of Producer Parent and its accountants regarding questions concerning or disagreements with the Profit Statement that arise in the course of their review thereof. If Insurer has any objections to the Profit Statement, then Insurer shall deliver to Producer Parent a statement (an “Objection Statement”) setting forth its disputes or objections (the “Objection Disputes”) to the Profit Statement and, to the extent practical, Insurer’s proposed resolution of each such Objection Dispute. If an Objection Statement is not delivered to Producer Parent within thirty (30) days after delivery of the Profit Statement, then the Profit Statement as originally delivered by Producer Parent shall be final, binding and non-appealable by the Parties. If an Objection Statement is timely delivered, then Producer Parent and Insurer shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, Insurer and Producer Parent shall submit each unresolved Objection Dispute to a nationally recognized and impartial auditing firm with no conflicts of interest (the “Independent Auditor”) to resolve such Objection Disputes. The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention. The Independent Auditor’s determination of such Objection Disputes shall be final and binding upon the Parties; provided, however, that no such determination with respect to any item reflected in the Objection Statement shall be any more favorable to Producer Parent than is set forth in the Profit Statement or any more favorable to Insurer than is proposed in the Objection Statement. If any unresolved Objection Disputes are submitted to the Independent Auditor, then, for purposes of this Section 4.3, Producer Parent shall be the prevailing Party in such proceeding if a majority of the dollar amount of the unresolved Objection Disputes are decided by the Independent Auditor in favor of Producer Parent, and Insurer shall be the prevailing Party if a majority of the dollar amount of the unresolved Objection Disputes are decided by the Independent Auditor in favor of Insurer (e.g., if there are $200,000 of disputed items to be determined by the Independent Auditor and the Independent Auditor determines that Producer Parent’s claims prevail with respect to $125,000 and Insurer’s claims prevail with respect to $75,000, then Producer Parent would be the prevailing Party). The Party that is not the prevailing Party shall pay all of the fees, costs and expenses of the Independent Auditor. The final Profit Statement, however determined pursuant to this Section 4.3, will definitively determine the final Independent Agent Net Profits, if any, and the amounts payable to Insurer for each Measurement Period. The process set forth in this Section 4.3 shall be the exclusive remedy of the Parties for any disputes related to Independent Agent Net Profits.

4.3.1 Applicable Accounting Principles. The Profit Statement (and all calculations of Independent Agent Net Profits) shall be prepared and calculated in accordance with GAAP as consistently applied by the Insurer (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Interim Financial Statements), except that the Profit Statement (and all calculations of Independent Agent Net Profits) shall not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement (except with respect to the implementation of the Pre-Closing Transactions).

4.3.2 Cooperation. Each of the Parties shall, and shall cause their Affiliates and their respective officers, employees, consultants, accountants and agents to (i) reasonably cooperate with the other and their respective accountants in connection with the review of the Profit Statement and the Objection Statement and (ii) provide any books, records and other information reasonably requested by the other and their respective accountants in connection therewith or in connection with resolving any Objection Dispute.

ARTICLE 5

Term and Termination.

5.1 Term. The term of this Agreement shall commence on the Closing Date and shall continue until the earlier of: (i) December 31, 2015; (ii) the date of the discharge of Producer Parent’s payment obligations under the Purchase Agreement including with respect to the Contingent Amount, if any (including as a result of payment of any Make-Whole Payment); or (iii) the date of termination of this Agreement as set forth in Section 5.2 (the “Termination Date”).

5.2 Termination. Notwithstanding the foregoing, this Agreement may be terminated at any time:

5.2.1 By mutual written consent of the Producer Parent and the Insurer;

5.2.2 By either Party, upon a material breach of this Agreement or any of the Producer Agreements which is not cured within thirty (30) days;

5.2.3 By either Party, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any legislation, regulation, rule, injunction, judgment, order or ruling permanently enjoining or prohibiting the transactions contemplated by this Agreement;

5.2.4 By either Party, if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any legislation, regulation or rule which materially impairs the Party’s ability to do business in any territory at a commercially reasonable profit margin;

5.2.5 By either Party in the event the other Party loses any license or certificate of authority necessary to carry out the intent of this Agreement; or

5.2.6 By either Party, in the event of the bankruptcy, receivership, liquidation, or other similar status of the other Party.

5.3 Survival. Notwithstanding termination of this Agreement, the provisions of Section 2.1 (with respect to Alabama and Louisiana), Section 6, Section 7 and Section 8 shall survive such termination and continue in full force and effect to the extent applicable.

ARTICLE 6

Dispute Resolution.

6.1 Informal Mediation. In the event of a dispute arising out of this Agreement and except as otherwise provided in Section 4.3, the complaining Party shall issue a written request to the other to negotiate the dispute (a “Dispute Notice”). Thereafter, the CEO of Producer Parent and the CEO of Insurer shall discuss and negotiate in good faith to resolve the dispute.

6.2 Binding Arbitration. Any disputes that cannot be resolved within thirty (30) days after the receipt of the Dispute Notice, or such longer time as the Parties may mutually agree, shall be, upon demand by either Party, exclusively resolved by binding arbitration in Dallas, Texas in a proceeding administered by the American Arbitration Association (“AAA”) under the Commercial Arbitration Rules of the AAA (the “Rules”).

6.2.1 The arbitration shall be conducted before a single arbitrator. The arbitrator must be a neutral and disinterested former insurance executive or an attorney with significant experience in insurance distribution. If the Parties fail to agree on an arbitrator within sixty (60) days after delivery of the Dispute Notice, then the arbitrator shall be appointed by the AAA in accordance with the Rules.

6.2.2 The arbitrator shall be directed to resolve the dispute within sixty (60) days.

6.2.3 The arbitrator shall have the power to grant such remedies or relief that s/he deems just and equitable, including but not limited to awarding injunctive relief, whether interim and/or final. The arbitrator may award attorneys’ fees to the prevailing Party if s/he deems such an award just and equitable. However, in no instance will the arbitrator be empowered to award any other form of punitive relief. Any provisional measures ordered by the arbitrators may be enforced by any court of competent jurisdiction.

6.2.4 Notwithstanding the foregoing, nothing in this Agreement shall prevent either Party from seeking any provisional/preliminary relief (including, but not limited to, injunctions, attachments or other such orders in aid of arbitration) from any court of competent jurisdiction, and any such application to a court for provisional/preliminary relief shall not be deemed incompatible with the agreement to arbitrate or a waiver of the right to arbitrate.

6.2.5 Except as may be otherwise required by law, subpoena or the rules of a securities exchange, the Parties (including their counsel and other representatives), the witnesses and the arbitrators may not disclose the existence, contents or results of any arbitration conducted hereunder without the prior written consent of both Parties.

6.2.6 Any award rendered by the arbitrators shall be final and binding on the Parties, and each Party waives to the fullest extent permitted by law any right it may otherwise have under the laws of any jurisdiction to any form of appeal of, or collateral attack against, such award. Judgment upon any awards rendered by the arbitrators may be entered in any court having jurisdiction thereof, including any court having jurisdiction over any of the Parties or their assets.

6.2.7 All costs and fees incurred by the prevailing Party in connection with the judicial enforcement of any arbitral award, including all reasonable attorneys’ fees, shall be paid by the non-prevailing Party, and the court shall have the authority to award such costs and fees to the prevailing Party.

6.2.8 For all disputes arising under Sections 2 or 3 of this Agreement, the arbitrator shall have experience with insurance underwriting, and the time periods in Section 6.2 shall be as follows:

6.2.8.1 Issuance of a Dispute Notice: ten (10) days after written request for negotiation.

6.2.8.2 Agreement on arbitrator: twenty (20) days after issuance of Dispute Notice.

6.2.8.3 Resolution of dispute: sixty (60) days after issuance of Dispute Notice.

ARTICLE 7

Limitation on Liability.

Except as otherwise specifically provided herein, in no event shall either Party or any of their respective Affiliates have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of purchase multiple, whether based on statute, contract, tort or otherwise, and whether or not arising from the other Party’s sole, joint, or concurrent negligence, strict liability, criminal liability or other fault. The Parties acknowledge that this Agreement is subject to, and that their remedies under this Agreement are limited by, this Section 7.

ARTICLE 8

Miscellaneous.

8.1 Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when personally delivered one (1) day after deposit with Federal Express or similar overnight courier service, upon transmission by facsimile if a customary confirmation of transmission is received during normal business hours and, if not, the next business day after transmission or three (3) days after being mailed by first class mail, return receipt requested. Notices, demands and communications to the Producer Parent and the Insurer shall, unless another address is specified in writing, be sent to the addresses indicated below:

8.1.1 if to the Producer Parent to:

Confie Seguros Holding II Co.

7711 Center Ave, Suite 200

Huntington Beach, CA 92647

Attn: General Counsel

Phone: (714) 252-2755

Facsimile: (714) 252-2606

with a copy to (which notice shall not constitute notice to the Producer Parent):

DLA Piper LLP (US)

203 North LaSalle Street, #1900

Chicago, Illinois 60601

Attention: Michael Kasdin

Electronic Mail: michael.kasdin@dlapiper.com

Facsimile: 312-630-6339

if to the Insurer:

Affirmative Insurance Holdings, Inc.

150 Harvester Drive, Suite 300

Burr Ridge, Illinois 60527

Attention: Joseph Fisher

Facsimile: (877) 417-2261

with a copy to (which notice shall not constitute notice):

McDermott Will & Emery LLP

227 West Monroe Street

Chicago, Illinois 60606

Attention: Scott M. Williams

Facsimile: (312) 984-7700

8.2 Entire Agreement. This Agreement (including the Exhibits attached hereto) and other documents delivered at the Closing of the Purchase Agreement pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties. The Exhibits constitute a part hereof as though set forth in full above.

8.3 Expenses. Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

8.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Parties. No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

8.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and assigns. Nothing expressed or implied herein or therein shall be construed to give any other person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties without the prior written consent of the other Party. However, the Parties’ rights and obligations under this Agreement may be assigned by the Parties to an Affiliate without obtaining prior consent where such assignment does not materially affect the rights or obligations of the other Parties to this Agreement, provided that the assigning Party shall remain jointly and severally liable with the assignee for all of its obligations hereunder.

8.6 Counterparts. This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

8.7 Interpretation; Exhibits. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings contained herein and on the Exhibits are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Exhibits.

8.8 Governing Law; Interpretation. All matters relating to the interpretation, construction, validity and enforcement of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdiction other than the State of Delaware.

8.9 Specific Performance. Each Party acknowledges and agrees that the other Party would be irreparably harmed if any of the provisions of this Agreement were not performed by such Party in accordance with their specific terms, and that monetary damages would not provide adequate remedy in such event. Accordingly, in addition to any other remedy to which a Party may be entitled at law or in equity, where appropriate, injunctive relief may be granted without the posting of any bond to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

8.10 Arm’s Length Negotiations; Drafting. Each Party herein expressly represents and warrants to the other Parties that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; said Party has relied solely and completely upon its own judgment in executing this Agreement; said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel. This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

8.11 Confidentiality; Publicity. Except as may be required by Law or applicable securities regulation, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party.

8.12 Force Majeure. The obligations of a Party under this Agreement shall be suspended during the period and to the extent that such Party is prevented or hindered from performing such obligations, or the other Party is prevented or hindered from receiving performance of such obligations, due to any of the following causes beyond such Party’s reasonable control (such causes, “Force Majeure Events”): (i) acts of God, (ii) flood, fire or explosion, (iii) war, invasion, riot or other civil unrest, (iv) Law, (v) actions, embargoes or blockades in effect on or after the date of this Agreement, (vi) action by any Governmental Authority, (vii) national or regional emergency, (viii) strikes, labor stoppages or slowdowns or other industrial disturbances, (ix) shortage of adequate power or transportation facilities, or (x) any other event which is beyond the reasonable control of such Party. The Party suffering a Force Majeure Event shall give notice of suspension as soon as reasonably practicable to the other Party stating the date and extent of such suspension and the cause thereof, and the Party suffering a Force Majeure Event shall resume the performance of its obligations as soon as reasonably practicable after the removal of the Force Majeure Event. Neither Producer Parent nor the Insurer shall be liable for the nonperformance or delay in performance of its respective obligations under this Agreement when such failure is due to a Force Majeure Event. The applicable required date for performance of any obligations so suspended shall be automatically extended for a period of time equal to the time lost by reason of the suspension.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the day and year first above written.

PRODUCER PARENT:

CONFIE SEGUROS HOLDING II CO.

By:	/s/ Joseph Waked
Name:	Joseph Waked
Title:	Chief Executive Officer

INSURER:

AFFIRMATIVE INSURANCE HOLDINGS, INC.

By:	/s/ Michael J. McClure
Name:	Michael J. McClure
Title:	Acting Chief Executive Officer

Exhibit A

Producer Subsidiaries and Insurance Companies

State	Insurance Company	Insurance Company General Agent	Producer Subsidiary	Form of Producer Agreement
Alabama	Affirmative Insurance Company	USAgencies Management Services, Inc.	InsureOne Independent Insurance Agency, LLC d/b/a USAgencies	B-2

Illinois	Affirmative Insurance Company	Affirmative Insurance Services, Inc.	InsureOne Independent Insurance Agency, LLC	B-1

Indiana	Affirmative Insurance Company	Affirmative Insurance Services, Inc.	InsureOne Independent Insurance Agency, LLC	B-1

Louisiana	USAgencies Casualty Insurance Company, Inc.	USAgencies Management Services, Inc.	InsureOne Independent Insurance Agency, LLC d/b/a USAgencies	B-2

Missouri	Affirmative Insurance Company	Affirmative Insurance Services, Inc.	InsureOne Independent Insurance Agency, LLC	B-3

Texas	Affirmative Insurance Company	Affirmative Insurance Services, Inc.	A-Affordable Insurance Agency, Inc.	B-1

Exhibit B

Form of Producer Agreements

***4

[4]	CONFIDENTIAL TREATMENT REQUESTED

EXHIBIT C

Commissions

***5

[5]	CONFIDENTIAL TREATMENT REQUESTED

Exhibit D

Alabama Reference Premium

***6

[6]	CONFIDENTIAL TREATMENT REQUESTED

Exhibit E

Independent Agent Net Profits

***7

[7]	CONFIDENTIAL TREATMENT REQUESTED